Exhibit 5.5

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10 and any amendment thereto (the “Form F-10”) of Barrick Gold Corporation, I, Rick Sims, hereby consent to the use of my name in connection with the references to certain scientific and technical information relating to Barrick Gold Corporation’s mineral reserves and resources contained in or incorporated by reference on the Form F-10.

Date: April 18, 2012	By:	/s/ Rick Sims
Rick Sims